Filed Pursuant to Rule 433

to Prospectus dated June 25, 2018

Registration Statement No. 333-221291

Email to Employees, August 2, 2018

Dominion Energy Reliability Investment (DERI), the company’s new direct debt investment opportunity, has increased interest rates again as reflected below. Under this program, Dominion Energy borrows directly from investors and, in return, they receive a competitive floating interest rate and easy access to their money. Learn more at DominionEnergy.com/DERI.

Why Invest in DERI?

To learn more about DERI and enroll:

•	Visit the DERI website, where you’ll find a printable application and additional resources such as a prospectus and FAQs.

•	Call the DERI customer service center at 866.876.0001 to request a full enrollment kit by mail. The kit includes the application, prospectus, and additional information.

•	If you have any additional questions please send them to deri@dominionenergy.com

Dominion Energy, Inc. has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that Dominion Energy, Inc. has filed with the SEC, for more complete information about Dominion Energy, Inc. and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov or the DERI website at www.dominionenergy.com/deri. Alternatively, Dominion Energy, Inc. will arrange to send you a prospectus if you request it by calling toll free at 866.876.0001.